Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-292249), Form S-3 (File No. 333-281664), and Form S-1 (File No. 333-283460) of our report dated March 31, 2026, relating to the consolidated financial statements of Newton Golf Company, Inc for the years ended December 31, 2025 and 2024 (which report includes an explanatory paragraph relating to substantial doubt about Newton Golf Company, Inc.’s ability to continue as a going concern) appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Weinberg & Company P.A.

Los Angeles, California

March 31, 2026